Exhibit 10.30

Amendment No. 1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc.

This Amendment No. 1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc. (this “Amendment”) is made effective as of March 16, 2020, by and between Celularity Inc., a Delaware corporation (the “Company”) and Dragasac Limited, a company incorporated in the Isle of Man (the “Holder”).

Whereas, the Company previously issued to Holder that certain Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of January 9, 2020 (the “Warrant”) to purchase up to 8,495,796 shares of the Company’s Series B Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”);

Whereas, the Holder and the Company now desire to amend the Warrant in order to modify the term of the Warrant;

Whereas, pursuant to Section 12(a) of the Warrant, the Warrant may be modified or amended with the written consent of the Company and the Holder; and

Whereas, the Company and the Holder hereby agree to modify and amend the Warrant as described below.

Now, Therefore, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the Company and the Holder hereby agree as follows:

1. Section 3 of the Warrant is hereby amended and restated in its entirety as follows:

3. Term. Subject to the terms and conditions set forth herein, the Holder may, at its discretion, exercise this Warrant, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. (Eastern Time) on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s Initial Public Offering, (c) the consummation of a Change in Control, or (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange. The Company will give Holder not less than twenty (20) days’ advance written notice of a transaction listed in Sections 3(b) through 3(d) hereof.

2. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3. This Amendment is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Amendment shall be resolved exclusively by the state or federal courts located within the City of Wilmington in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

4. Except as expressly amended and modified hereby, the Warrant shall remain in full force and effect, and shall be binding on all parties thereto, and the Warrant shall be read together and construed with this Amendment.

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IN WITNESS WHEREOF, Company and the Holder have caused this Amendment No. 1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc. to be executed by its officer thereunto duly authorized as of the date first above indicated.

CELLULARITY INC.

By:	/s/ Robert J. Hariri
Name: Robert J. Hariri, MD, PhD
Title: Chief Executive Officer

DRAGASAC LIMITED

By:	/s/ Tan Kong Han
Name: Tan Kong Han
Title: Director